Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2022 Results

•Revenues increase to $1.8 billion; 4.1% total revenue growth, 3.8% growth excluding acquired revenues
•Diluted earnings per share increase to $1.41; Adjusted diluted earnings per share(1) increase to $1.97
•Net bookings of $1.6 billion; Book-to-bill ratio of 0.9 for the second quarter
•Company raises revenue, adjusted EBITDA margin(1) and adjusted diluted EPS(1) guidance for fiscal year 2022

RESTON, VA, September 2, 2021—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended July 30, 2021.

“SAIC took meaningful steps forward in the second quarter across many strategic, financial and operational areas. Our quarterly results reflect increased organic growth and a second straight quarter of record profitability,” said SAIC CEO Nazzic Keene. “We are proud of our accomplishments – while remaining ever vigilant in driving performance into the future. We added strategic components to the portfolio through the acquisitions of Halfaker and Associates and Koverse, increasing market access in health IT and artificial intelligence.”

Second Quarter of Fiscal Year 2022: Summary Operating Results

	Three Months Ended				Six Months Ended
	July 30, 2021	Percent change		July 31, 2020	July 30, 2021	Percent change		July 31, 2020
	(in millions, except per share amounts)
Revenues	$1,836	4%		$1,764	$3,714	5%		$3,521
Operating income	133	33%		100	263	48%		178
Operating income as a percentage of revenues	7.2%	150	bps	5.7%	7.1%	200	bps	5.1%
Adjusted operating income(1)	147	28%		115	287	30%		221
Adjusted operating income as a percentage of revenues	8.0%	150	bps	6.5%	7.7%	140	bps	6.3%
Net income attributable to common stockholders	82	61%		51	163	87%		87
EBITDA(1)	171	13%		152	346	33%		261
EBITDA as a percentage of revenues	9.3%	70	bps	8.6%	9.3%	190	bps	7.4%
Adjusted EBITDA(1)	185	11%		167	369	21%		304
Adjusted EBITDA as a percentage of revenues	10.1%	60	bps	9.5%	9.9%	130	bps	8.6%
Diluted earnings per share	$1.41	62%		$0.87	$2.79	87%		$1.49
Adjusted diluted earnings per share(1)	$1.97	21%		$1.63	$3.92	31%		$2.99
Net cash provided by operating activities	$92	(12)%		$104	$281	(40)%		$471
Free cash flow(1)	$85	(6)%		$90	$249	—%		$248

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Second Quarter Summary Results
Revenues for the quarter increased $72 million, or 4.1%, compared to the same period in the prior year quarter primarily due to ramp up on new and existing contracts, net favorable changes in contract estimates, and the accelerated amortization on certain off-market liability contracts, partially offset by contract completions. Adjusting for the impact acquired revenues and divested revenues, revenues grew 3.8% primarily due to net increases in program volume and new awards. We estimate the second quarter program impact from the COVID-19 pandemic to be approximately $36 million, primarily driven by reduced volume in our supply chain business.
Operating income as a percentage of revenues of 7.2%, increased from 5.7% in the comparable prior year period primarily due to improved profitability across our contract portfolio, net favorable changes in contract estimates, the accelerated amortization on certain off-market liability contracts, and decreased intangible amortization, partially offset by gains related to the resolution of certain legal and other program contract matters in the prior year.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 10.1% of revenues from 9.5% of revenues in the prior year quarter primarily due to improved profitability across our contract portfolio, net favorable changes in contract estimates and the accelerated amortization on certain off-market liability contracts, partially offset by gains related to the resolution of certain legal and other program contract matters in the prior year. We estimate the second quarter program impact from the COVID-19 pandemic to be approximately $1 million of adjusted EBITDA(1).
Diluted earnings per share for the quarter was $1.41 compared to $0.87 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.97 compared to $1.63 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 58.4 million from 58.6 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter were $92 million, a decrease of $12 million compared to the prior year quarter, primarily due to the prior year quarter benefiting by approximately $40 million from the deferral of payroll taxes as afforded by the CARES Act in response to the COVID-19 pandemic.
Free cash flow(1) for the second quarter which excludes the impact from the MARPA Facility, decreased by $5 million from the prior year quarter to $85 million. The prior year quarter benefited by approximately $40 million from the deferral of payroll taxes as afforded by the CARES Act in response to the COVID-19 pandemic.
During the quarter, SAIC deployed $310 million of capital, consisting of $244 million for acquisitions, $37 million of plan share repurchases, $22 million in cash dividends, and $7 million of capital expenditures. In addition, SAIC made $22 million of mandatory debt repayment in the second quarter.
Quarterly Dividend Declared
Subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 29, 2021 to stockholders of record on October 15, 2021. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $1.6 billion, which reflects a book-to-bill ratio of 0.9 and a trailing twelve months book-to-bill ratio of 1.6. SAIC’s estimated backlog at the end of the quarter was approximately $24 billion. Of the total backlog amount, approximately $3.3 billion was funded.
SAIC was awarded the following contracts during the quarter:

Notable New Business Awards:
U.S. Space and Intelligence Community: SAIC was awarded $664 million of contract awards by space and intelligence community organizations, including a program providing digital and systems engineering solutions for intelligence and defense agencies worth $355 million. Most of these contracts serve customers in the intelligence community and classified space domain that rely on SAIC for highly-specialized expertise in digital engineering as well as cloud, artificial intelligence, cybersecurity, technology integration, engineering, IT modernization and mission operations.
U.S. Air Force: SAIC was awarded a contract worth up to $90 million by the U.S. Air Force Life Cycle and Management Center to mitigate small unmanned aircraft systems (sUAS) threats and protect U.S. forces. Under the contract, SAIC will provide a broad range of integrated logistics support and sustainment services necessary to modernize defenses against the rapidly evolving threat of sUAS. The single-award contract has a one-year base period of performance with three one-year options.

Notable Recompete Awards:
U.S. Defense Information Analysis Center: SAIC was awarded a recompete task order, valued at $126 million over a five-year period of performance to continue providing research and development for modeling and simulation enhancements in support of the U.S. Army Combat Capabilities Development Center (DEVCOM) Ground Vehicle Systems Center (GVSC).
U.S. Navy: SAIC was awarded a five-year, $85 million contract to continue to provide software engineering, cloud migration, DevSecOps, and cyber support to the U.S. Navy's Joint Expeditionary Command and Control (JEXC2) family of systems.

Other Notable News
Launch of CloudScendTM: As previously announced, SAIC launched CloudScendTM a cohesive solution of integrated platform automation tools, security protocols and processes to help federal agencies plan for and accelerate the migration of large-scale workloads to the cloud and innovate further once they are migrated. CloudScend leverages SAIC's deep experience in helping government organizations obtain the benefits of the cloud to determine the best way to prioritize the migration of strategic workloads. The comprehensive framework enables agencies to map requirements to mission needs and achieve a clear view of their path to the cloud with detailed insights and a proven methodology.

Fiscal Year 2022 Guidance
As a result of the Company's year-to-date performance and future expectations, including expected impacts from the COVID-19 pandemic, the Company is updating previously provided fiscal year 2022 guidance. The guidance assumes expected negative COVID-19 impact of approximately $125 million in revenue and approximately $10 million in adjusted EBITDA. The guidance also assumes that support currently provided under Section 3610 of the CARES Act continues through the end of fiscal year 2022 (January 28, 2022). The table below summarizes fiscal year 2022 guidance and represents our views as of September 2, 2021.

	Current Fiscal Year	Prior Fiscal Year
	2022 Guidance	2022 Guidance
Revenue	$7.30 billion - $7.40 billion	$7.15 billion - $7.30 billion
Adjusted EBITDA Margin(1)	8.9% to 9.0%	8.7% to 8.8%
Adjusted Diluted EPS(1)	$6.50 - $6.70	$6.15 - $6.40
Free Cash Flow(1)	$430 million to $470 million	$430 million to $470 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on September 2, 2021. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are more than 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.2 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Brad Bass, +1.240.418.0168, brad.h.bass@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2021	July 31, 2020	July 30, 2021	July 31, 2020
	(in millions, except per share amounts)
Revenues	$1,836	$1,764	$3,714	$3,521
Cost of revenues	1,604	1,564	3,265	3,138
Selling, general and administrative expenses	85	89	165	165
Acquisition and integration costs	14	15	24	44
Other operating income	—	(4)	(3)	(4)
Operating income	133	100	263	178
Interest expense	26	32	53	63
Other (income) expense, net	(1)	(2)	(3)	—
Income before income taxes	108	70	213	115
Provision for income taxes	(26)	(17)	(49)	(25)
Net income	$82	$53	$164	$90
Net income attributable to non-controlling interest	—	2	1	3
Net income attributable to common stockholders	$82	$51	$163	$87
Weighted-average number of shares outstanding:
Basic	57.9	58.1	58.0	58.0
Diluted	58.4	58.6	58.5	58.5
Earnings per share:
Basic	$1.42	$0.88	$2.81	$1.50
Diluted	$1.41	$0.87	$2.79	$1.49

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 30, 2021	January 29, 2021
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$133	$171
Receivables, net	1,064	962
Inventory, prepaid expenses and other current assets	146	156
Total current assets	1,343	1,289
Goodwill	2,899	2,787
Intangible assets, net	1,199	1,138
Property, plant, and equipment, net	105	108
Operating lease right of use assets	221	236
Other assets	138	165
Total assets	$5,905	$5,723
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$897	$861
Accrued payroll and employee benefits	374	346
Long-term debt, current portion	112	68
Total current liabilities	1,383	1,275
Long-term debt, net of current portion	2,461	2,447
Operating lease liabilities	195	205
Other long-term liabilities	238	244
Total common stockholders' equity	1,618	1,542
Non-controlling interest	10	10
Total stockholders' equity	1,628	1,552
Total liabilities and stockholders' equity	$5,905	$5,723

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2021	July 31, 2020	July 30, 2021	July 31, 2020
	(in millions)
Cash flows from operating activities:
Net income	$82	$53	$164	$90
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37	50	79	83
Amortization of off-market customer contracts	(13)	(7)	(17)	(7)
Amortization of debt issuance costs	2	6	4	12
Deferred income taxes	11	1	31	11
Stock-based compensation expense	14	10	24	19
Loss (gain) on divestitures	1	10	(2)	10
Impairment of right of use assets	3	—	10	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	(19)	8	(80)	151
Inventory, prepaid expenses and other current assets	15	6	10	(15)
Other assets	(4)	(5)	(8)	(7)
Accounts payable and accrued liabilities	(2)	(70)	42	(4)
Accrued payroll and employee benefits	(37)	(3)	20	80
Operating lease assets and liabilities, net	(2)	(3)	3	(5)
Other long-term liabilities	4	48	1	53
Net cash provided by operating activities	92	104	281	471
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7)	(14)	(17)	(23)
Purchases of marketable securities	(1)	(1)	(3)	(4)
Sales of marketable securities	1	1	2	7
Cash paid for acquisitions, net of cash acquired	(244)	(6)	(244)	(1,202)
Proceeds from divestitures	—	1	8	1
Other	(1)	(2)	(2)	(2)
Net cash used in investing activities	(252)	(21)	(256)	(1,223)
Cash flows from financing activities:
Dividend payments to stockholders	(22)	(21)	(44)	(44)
Principal payments on borrowings	(22)	(142)	(61)	(158)
Issuances of stock	4	3	8	6
Stock repurchased and retired or withheld for taxes on equity awards	(38)	—	(91)	(12)
Proceeds from borrowings	100	—	116	1,000
Debt issuance costs	—	—	—	(27)
Distributions to non-controlling interest	—	(2)	(1)	—
Net cash provided by (used in) financing activities	22	(162)	(73)	765
Net (decrease) increase in cash, cash equivalents and restricted cash	(138)	(79)	(48)	13
Cash, cash equivalents and restricted cash at beginning of period	280	294	190	202
Cash, cash equivalents and restricted cash at end of period	$142	$215	$142	$215

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	July 30, 2021	April 30, 2021	January 29, 2021
	(in millions)
Funded backlog	$3,299	$3,319	$3,024
Negotiated unfunded backlog	20,938	20,543	18,524
Total backlog	$24,237	$23,862	$21,548
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Six Months Ended
	July 30, 2021	July 31, 2020	July 30, 2021	July 31, 2020
	(in millions)
Net income	$82	$53	$164	$90
Interest expense and loss on sale of receivables	26	32	54	64
Interest income	—	—	—	(1)
Provision for income taxes	26	17	49	25
Depreciation and amortization	37	50	79	83
EBITDA(1)	171	152	346	261
EBITDA as a percentage of revenues	9.3%	8.6%	9.3%	7.4%
Acquisition and integration costs	14	15	24	44
Depreciation included in acquisition and integration costs	—	—	(1)	—
Recovery of acquisition and integration costs	—	—	—	(1)
Adjusted EBITDA(1)	$185	$167	$369	$304
Adjusted EBITDA as a percentage of revenues	10.1%	9.5%	9.9%	8.6%

Operating income	$133	$100	$263	$178
Operating income as a percentage of revenues	7.2%	5.7%	7.1%	5.1%
Acquisition and integration costs	14	15	24	44
Recovery of acquisition and integration costs	—	—	—	(1)
Adjusted operating income(1)	$147	$115	$287	$221
Adjusted operating income as a percentage of revenues	8.0%	6.5%	7.7%	6.3%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Engility, Unisys Federal, Halfaker and Associates and Koverse. The recovery of acquisition and integration costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	July 30, 2021	July 31, 2020	July 30, 2021	July 31, 2020
Diluted earnings per share	$1.41	$0.87	$2.79	$1.49

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.24	0.26	0.41	0.74
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.05)	(0.04)	(0.08)	(0.14)
Net effect of acquisition and integration costs, divided by diluted WASO	0.19	0.22	0.33	0.60

Amortization of intangible assets, divided by diluted WASO	0.49	0.72	1.04	1.16
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.12)	(0.18)	(0.24)	(0.26)
Net effect of amortization of intangible assets, divided by diluted WASO	0.37	0.54	0.80	0.90

Adjusted diluted earnings per share(1)	$1.97	$1.63	$3.92	$2.99
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Engility, Unisys Federal, Halfaker and Associates and Koverse. The acquisition and integration costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Six Months Ended
	July 30, 2021	July 31, 2020	July 30, 2021	July 31, 2020
	(in millions)
Net cash provided by operating activities	$92	$104	$281	$471
Expenditures for property, plant, and equipment	(7)	(14)	(17)	(23)
Cash used (provided) by MARPA Facility	—	—	(15)	(200)
Free cash flow(1)	$85	$90	$249	$248

FY22 Guidance
(in millions)
Net cash provided by operating activities	$475 to $525
Expenditures for property, plant, and equipment	$45 to $55
Free cash flow(1)	$430 to $470
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.